Exhibit 99.1

ARCA BIOPHARMA ANNOUNCES MANAGEMENT TRANSITIONS

Westminster, CO, December 1, 2014 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced three management team transitions.

Patrick Wheeler, ARCA’s Chief Financial Officer, has notified ARCA of his intent to leave the company in order to pursue other career opportunities after having served ARCA for 9 years. He will remain with the company through December 31, 2014 to assist in the transition of his responsibilities. Mr. Wheeler joined the company in 2006 and has held financial and senior management positions of increasing responsibility throughout his tenure.

Brian Selby has been promoted to Vice President, Finance and Chief Accounting Officer. He will report to the CEO and be responsible for ARCA’s internal and external financial reporting, including compliance with the rules and regulations of the US. Securities and Exchange Commission, and corporate financing activities. Mr. Selby has been the company’s Controller for 7 years and has extensive experience in corporate accounting and finance. Prior to joining ARCA, he worked at several public companies, including Controller for Myogen, Inc. and Controller for Genomica Corporation.

Thomas Keuer has been promoted to Chief Operating Officer. He will report to the CEO and be responsible for pharmaceutical operations, human resources, facilities, and information technology. Mr. Keuer has been the Company’s Executive Vice President, Pharmaceutical Operations for the past 8 years. Prior to joining ARCA, he served in a number of senior leadership positions in the biopharmaceutical industry including SVP of Operations for Insmed, Inc., VP of Engineering for Baxter Healthcare, and VP of Operations for Somatogen, Inc.

“Pat has been a tremendous asset to the Company over the past 9 years, helping shape our strategy, financing and development,” said Michael R. Bristow, President and CEO for ARCA. “We are grateful for his service and contributions and wish him well in all his future endeavors. I am very pleased with the abilities of our people with such longevity within the company to continue the leadership of the organization. I look forward to continuing working with Tom and Brian in their expanded roles. Their industry and professional experience will be valuable as ARCA continues the development of Gencaro as a potential treatment for atrial fibrillation.”

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2013, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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